EXHIBIT 99.2

Nate's Food Co. Affirms Commitment to Shareholders: No Reverse Stock Split Until 2025

Huntington Beach, California, October 10, 2023 — Nate's Food Co. (OTC: NHMD), filed a Form 8-K with the Securities and Exchange Commission that provides details on the company’s corporate charter amendment that has been filed with the Colorado Secretary of State. The charter amendment formalizes the company’s commitment not to engage in a reverse stock split of its Common Stock before January 1, 2025 unless the Company is uplisting the Company to NASDAQ or the NYSE.

About Nate's Food Co.: Nate's Food Co. is a dynamic food manufacturer and distributor committed to delivering top-quality products to customers globally. With a legacy of innovation and a focus on excellence, we continue to shape the future of the food industry.

About JP Energy Group: JP Energy Group is a pioneering Food Jobber Company, founded with a mission to supply superior food products from South America to Asia. With a strong dedication to quality and growth, JP Energy Group is poised to make a substantial impact on the global food distribution landscape.

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company's business and any of its products, services or solutions. The words "believe," "forecast," "project," "intend," "expect," "plan," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Revenue related calculations. Please note that the Company believes that any revenue related calculations are accurate and based on factual information, there can be no assurance that the Company will be able to achieve all projections due to number of business-related factors, such as power pricing, mining equipment availability, bitcoin mining difficulty, bitcoin market pricing and other unforeseen issues in deploying its mining rigs. You can view update information on Bitcoin Mining by visiting https://alloscomp.com/bitcoin/calculator.

For more information:

Nate’s Food Co.

Email: nate@nateshomemade.com

Phone: (949) 341-1834